EXCLUSIVE LICENSE/ROYALTY AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made and is effective as of the last date of signature hereto (the "Effective Date") by and between Paul Aston, and SP Innovations, Inc. (collectively "Licensor") a California Corporation with its principal place of business at 9386 Pike Road, Santee, CA 92071 and IDS Solar Technologies, Inc., ("Licensee"), a Nevada corporation with its principal place of business at 533 Birch Street, Lake Elsinore, CA 92530 (collectively "Parties") WHEREAS, Paul Aston is the principal of SP Innovations, Inc. and warrants that he is authorized to enter into this agreement on behalf of SP Innovations, Inc.

WHEREAS, Licensor represents and covenants that he is the sole owner of the entire right, title and interest in the entire line of products owned by SP Innovations, Inc. ("Product"). As of the date of this Agreement, the Product specifically includes those products described on Schedule A hereto. Licensee shall also have the right of first refusal on any subsequent product created by Paul Aston and/ or SP Innovations, Inc.;

WHEREAS, Licensee desires to retain an exclusive license right to make, sell and use products derived within the scope of

Product;

WHEREAS, In consideration of the mutual promises and understandings hereinafter set forth, the parties intending to be legally bound do hereby agree as follows:

1) Licensor grants to Licensee an exclusive license, which is subject to the Provisions of Article (5) and Article (6) (iv) of this Agreement, the exclusive rights to manufacture, import, use and sell Product in the United States.

2) Licensee shall keep true and accurate books of account showing: the (i) quantity of licensed Product that is manufactured and the quantity sold, including, if applicable, the quantity manufactured and quantity sold by sublicenses during the term of this Agreement; (ii) the selling price per item thereof for the quantities sold and a total dollar amount per item; and other data necessary for an accurate determination of the payments called for herein.

3) Licensee shall produce and provide to the Licensor a Royalty Report providing (i) Sales information including item numbers, dates, invoice numbers, quantity, selling price per item and total dollar amount of sales per item and due date for payment to Licensee; and (ii) The Royalty Report shall be furnished to the Licensor on a monthly basis throughout the term of this Agreement and any extensions thereto, or until the Licensee no longer sells any Product pursuant to this Agreement, whichever period is longer.

4) On or before the 30th of each month throughout the term of this Agreement and any extensions thereto, or until the Licensee is no longer sells any Product pursuant to this Agreement, whichever period is longer, the Licensee shall pay to the Licensor a royalty of five percent (5%) of Licensee's wholesale price for all products the Licensee has sold and been paid for that were derived from Product in the preceding month. Wholesale price as used in this Agreement means Licensee's wholesale invoice price for Product, less any allowances for defective or returned Product and, if applicable, shipping costs for return of defective or returned Product and deductions, such as volume rebates, cash disbursements for sales promotions, etc. The Parties agree that the first royalty payment shall not be before January 1, 2013

5) This exclusive license is in effect for two (2) years from the effective date. A minimum fee of $35,000 will be paid on the following schedule to maintain the exclusive license:

a) $5,000 within 30 days of execution of this agreement;

b) $15,000 within 60 days of execution of this agreement; and

c) $15,000 within 90 days of execution of this agreement.

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6) Licensee shall at its sole discretion renew this agreement an additional 5 times each for a term of two (2) years ("Option Period"). During this Option Period, Licensee and Licensor shall be bound by the terms of this agreement as may be from time to time amended.

7) Upon the expiration of the Term as described in paragraph 5 and 6 supra, Licensee shall have the right of first refusal to enter into a subsequent licensing agreement with Licensor.

8) Licensors' specific right to warrants: upon the anniversary of this agreement, Licensor shall be entitled to warrants to purchase common stock in the Licensee at an exercise price of $1.75 per share, exercisable for a period of 3 years. The number of available warrants shall be 25,000 warrants per $1,000,000 in gross revenues of Licensors' products by Licensee. i.e. if Licensee's gross revenue from the sale of Licensor's products is $2,000,000, licensee shall be entitled to purchase 50,000 warrants. Licensor shall not be entitled to a pro-rata number of warrants.

9) Issuance of Common Stock to Licensor: Within ten (10) business days of the execution of this Agreement, Licensor shall be issued, as additional consideration hereunder, ten thousand (10,000) shares of common stock in the Licensee.

10) With respect to the shares of common stock and warrants to purchase shares of common stock to be issued to Licensor as consideration hereunder, and with respect to the shares of common stock which may be purchased by Licensor upon exercise of such warrants (collectively, the "Securities"), Licensor represents and warrants to Licensee the following:

a) Licensor acknowledges that an investment in the Securities involves a high degree of risk in that Licensee does not currently generate revenue and may require substantial funds to pursue its business plan;

b) Licensor recognizes that an investment in the shares is highly speculative and only investors who can afford the loss of their entire investment should consider investing in Licensee and the Securities;

c) Licensor and its officers and directors have such knowledge and experience in finance, securities, investments, including investment in unregistered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

d) Licensor is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

e) Licensor acknowledges that only a limited market for the Securities presently exists and accordingly Licensor may not be able to liquidate its investment;

f) Licensor acknowledges that the Securities are subject to significant restrictions on transfer as imposed by state and federal securities laws, including but not limited to a minimum holding period of at least six (6) months;

g) Licensor hereby acknowledges (i) that this offering of Securities has not been reviewed by the United States Securities and Exchange Commission ("SEC") or by the securities regulator of any state; (ii) that the Securities are being issued by Licensee pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933; and (iii) that the certificate evidencing the Securities received by Licensor will bear a legend in substantially the following form:

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WI1HOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR 01HERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND 1HAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF 1HE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

h) Licensor is acquiring the Securities as principal for Licensor's own benefit;

i) Licensor is not aware of any advertisement of the Securities or any general solicitation in connection with any offering of the Securities;

j) Licensor acknowledges receipt and review of the Certificate of Incorporation and bylaws of Licensee, together with the opportunity and Licensee's encouragement to seek the advice and consultation of independent investment, legal and tax counsel.

k) Licensor acknowledges and agrees that the Licensee has previously made available to Licensor the opportunity to ask questions of and to receive answers from representatives of Licensee concerning Licensee and the Securities, as well as to conduct whatever due diligence Licensor, in its discretion, deems advisable.

11) Licensor specifically agrees to also act as a consultant, including but not limited to specifically advising Licensee on the set up of production, and recommendations on purchasing products for assembly.

a) Licensor and Licensee agree that either party shall notify the other within ten business days upon discovery of a potentially infringing product that is being manufactured, sold, or otherwise disclosed by a third party.

b) Licensor and Licensee agree to litigate on an equal basis so that both the Licensor and Licensee are responsible to pay for one-half of the legal costs and litigation expenses and receive one-half of any recovery.

c) Licensor and Licensee have the right to refuse to participate in the litigation referenced in Article (7) (ii), provided this refusal is tendered in writing to the participating party. It shall not be deemed a breach of this Agreement or any statutory or common-law duty to refuse to participate in said litigation. The non participating party agrees to provide all cooperation necessary to permit the other party to enforce rights, including but not limited to signing any necessary documents, providing any information necessary to ascertain certain damage and making any appearance personally or by their legal representation if so ordered by a court of competent jurisdiction or as reasonably necessary to aid in the prosecution of the case or to protect the interests of the non-participating party, provided the participating party pays all reasonable costs and expenses incurred by the non-participating party, including, but not limited to, reasonable attorney's fees incurred in such actions the nonparticipating party waives any claim to a recovery awarded to the participating party in such infringement proceedings.

d) Licensor and Licensee further acknowledge that if Licensee desires non-participation in any infringement action, Licensor has the right to settle an infringement action by granting to the infringing party a Non Exclusive Licensee carved-out of the Exclusive License.

12) Licensee shall have the right to terminate this Agreement by giving 90 days written notice by way of registered or certified mailing to Licensor. This Agreement shall also be subject to termination if the Licensee files for bankruptcy, pursuant to and in accordance with the terms of the United States Bankruptcy Code.

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13) In the event Licensee is in material default with respect to compliance with any of the conditions or obligations of this Agreement, Licensor shall have the right, after ninety (90) days written notice of such default to Licensee pursuant to this Agreement, to terminate this Agreement forthwith, unless prior thereto, Licensee shall have remedied such default in a commercially reasonable manner and provided written confirmation of the cure to Licensor.

14) Upon termination of this Agreement by either party the Licensee shall have the right to complete any Products already in the process of being manufactured and to sell those Products in its normal course of business, provided that all others terms of this Agreement, including, but not limited to, the payment of royalties and production of Royalty Reports, shall be followed.

15) Licensee at its sole discretion may improve upon any PRODUCT without violating the terms of this agreement. Furthermore, any improvement upon any PRODUCT shall be property of Licensee,

16) This Agreement shall be interpreted in accordance with the laws of the State of California.

17) All product derivatives of PRODUCT shall be included in the terms of this Agreement.

18) All notices under this Agreement shall be sent via certified mail as follows:

IDS Solar Technologies, Inc.	SP Innovations, Inc.
533 Birch Street	9386 Pike Road
Lake Elsinore, CA92930	Santee, CA 92071

19) Licensor shall not contact or solicit in any way the customers, buyers, representatives or other agents of Licensee during the term of this Agreement or for a period of two years after expiration of the Agreement except as expressly authorized by the Licensee and only in the specific context of that express authorization. Any breach of this provision shall entitle the Licensee to seek injunctive relief in any court of equity in the State of California.

20) In the event of any controversy, claim or dispute between the parties arising out of or relating to this

Agreement or the breach of this Agreement, the "prevailing party", as that term is construed by California law, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorney's fees and related costs, which shall be determined by the court in that litigation or in a separate action brought for that purpose. The Parties specifically agree that any dispute whether at law or equity shall be arbitrated pursuant to the rules of American Arbitration Association with JAMS.

21) This Agreement shall be binding on and more to the benefit of the parties and their heirs, personal representatives, successors and or assigns, except as otherwise provided, This Agreement contains the entire agreement between the parties. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect. Any amendment to this Agreement shall be ineffective unless it is in writing and signed by both parties. If any term, provision, covenant or condition if the agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of the agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

22) This Agreement may be signed by the parties in one or more counterparts which when taken together shall constitute one single agreement binding on all the parties and their heirs, executors and or assigns.

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23) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and facsimile signatures shall constitute and be deemed original signatures for the purposes of this Agreement.

IDS Solar Technologies, Inc.	SP Innovations, Inc.
Signed: /s/ Bruce R. Knoblich	Signed: /s/ Paul Aston
By: Bruce R. Knoblich	By: Paul Aston
CEO/President	CEO/ President/Owner

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Schedule A

IDS Solar Technology Product Description

SOTO50-1

Case:	Styleworks Tough Tote 10.5 gallon (original)
Battery:	50Ah - Universal Power Group - UB12500
Inverter:	Whistler Pro -1600W
Charge Controller:	Morningstar Sunguard 4.5A
Panel:	ET Solar 45W ET-M53645
Total Weight:	45 lbs.

SOTO50-2

Case:	Styleworks Tough Tote 10.5 gallon w /telescoping handle & transport wheels
Battery:	50Ah - Universal Power Group - UB12500
Inverter:	Whistler Pro - 1600W
Charge Controller:	Morningstar Sunguard 4.5A
Panel:	ET Solar 45W ET-M53645
Total Weight:	45 lbs.

SOST75-1

Case:	Pelican Storm iM2620 w /telescoping handle & transport wheels
Battery:	75Ah- AGM- 900W
Inverter:	Whistler Pro -1600W
Charge Controller:	Morningstar l0A SunSaver with LVD
Panel:	Power Film 30W foldable panel
Total Weight:	75 lbs.

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